Exhibit 99.1

Company Contact:
Discovery Partners International
Chief Executive Officer	Chief Financial Officer
Riccardo Pigliucci	Craig Kussman
(858) 228-4113	(858) 228-4113
ir@discoverypartners.com

FOR IMMEDIATE RELEASE

DISCOVERY PARTNERS INTERNATIONAL REPORTS THIRD QUARTER 2004 RESULTS

San Diego, CA – November 2, 2004 – Discovery Partners International, Inc. (NASDAQ: DPII) today announced financial results for the three and nine months ended September 30, 2004.

Revenues for the three months ended September 30, 2004 were $12.6 million, an increase of 10 percent compared to $11.4 million for the same period in 2003.  The increase in revenues for the third quarter of 2004 versus 2003 comparable results was due to higher product revenues and higher service revenues.  The growth in product revenues was driven by increased Crystal Farm product shipments while the improvement in service revenues was due to increased screening services, which more than offset decreases in chemistry service and license and development contract service revenues.  Revenues for the nine months ended September 30, 2004 were $37.4 million, an increase of 6 percent compared to $35.4 million for the same period in 2003.  The increase in revenues for the first nine months of 2004 versus 2003 comparable results was due to higher product revenues, which offset lower services revenues.  The growth in product revenues was due to increased Crystal Farm product shipments, while the decline in service revenues was due to decreases in chemistry service and license and development contract service revenues, which more than offset an increase in screening service revenues.

Net income for the three months ended September 30, 2004 was $0.8 million, or $0.03 per share compared to net income of $0.5 million, or $0.02 per share, for the same period in 2003, which included $0.3 million, or $0.01 per share, of restructuring expense related to the closure of our Tucson chemistry operations.  Net income for the nine months ended September 30, 2004 was $2.5 million, or $0.10 per share compared to a net loss of $0.4 million, or $0.02 per share, for the same period in 2003, which included $1.9 million, or $0.08 per share, of restructuring expense related to the closure of our Tucson chemistry operations.

Gross margin, as a percentage of revenues, for the third quarter of 2004 was 46 percent, up from 40 percent in the third quarter of 2003.  The improvement in gross margin percentage for the quarter is due to higher screening service and instrumentation product margins resulting from higher volumes and from per compound margin benefits resulting from the modification of the Company’s chemistry agreement with Pfizer, which were partially offset by decreased chemistry compound production volumes, legacy instrumentation inventory adjustments and µARCS amortization.  Gross margin, as a percentage of revenues, for the first nine months of 2004 was 43 percent, up from 34 percent in the first nine months of 2003.  The improvement in gross margin percentage is due to higher screening service and instrument product margins resulting from higher volumes and from per compound margin benefits resulting from the modification of the Company’s chemistry agreement with Pfizer, which were partially offset by decreased chemistry compound production volumes, legacy instrumentation inventory adjustments and µARCS amortization.

Research and development costs for the third quarter of 2004 were $1.3 million, compared to $0.5 million in the third quarter of 2003.  Research and development costs for the first nine months of 2004 were $3.1 million, compared to $1.9 million in the first nine months of 2003.  The increase in research and development costs resulted from the redeployment of development scientists and engineers from direct revenue generating activities of customer funded R&D programs and collaborations to internal drug discovery process improvement and instrumentation development activities.

Selling, general and administrative costs for the third quarter of 2004 were $3.7 million, up from $3.4 million in the third quarter of 2003.  Selling, general and administrative costs for the first nine months of 2004 were $10.9 million, up from $9.9 million in the first nine months of 2003.  The increase in selling, general and administrative costs resulted primarily from higher business development costs, which offset savings resulting from the closure of our Tucson facility and lower incentive compensation accruals.

Cash and short-term investments at September 30, 2004 were $78.9 million, an increase of $1.0 million from the balance at June 30, 2004 due primarily to net cash flow provided by operations.

Since our second quarter 2004 earnings report, Discovery Partners has achieved several milestones:

•                  On August 23, 2004, the NIH awarded the Company a major multi-year contract to build the Molecular Libraries Small Molecule Repository as part of the NIH Roadmap Initiative. Under this contract, worth up to $24 million over the next four years, Discovery Partners, will procure, maintain and distribute up to 1,000,000 compounds  to NIH research centers throughout the country.

•                  In August, the Company initiated a second lead finding collaboration on a new target for UCB after having completed the program on the first target announced in February of this year.

•                  In September, the Company extended its lead finding collaboration with its largest Japanese client for an additional year.

•                  In September, a team of Merck scientists presented favorable results at the Society for Biomolecular Screening annual conference in Orlando, FL in connection with the evaluation of the microarrayed compound-screening (µARCS) format for the identification of G-protein-coupled receptor agonists.

•                  Committed backlog for the next twelve months increased from $31 million as of June 30, 2004 to over $34 million as of September 30, 2004.

“We are very pleased to again report a profitable quarter,” commented Riccardo Pigliucci, CEO and Chairman of Discovery Partners.  “Being awarded the NIH contract was certainly the highlight of this quarter and a major contributor to the 10% increase in our committed backlog for the next twelve months.  It is a great achievement for our Company and we look forward to participating in this major NIH initiative.  While we have continued to receive business from new and current customers, as indicated in the milestones for the quarter, we have not yet experienced a strengthening of our pipeline for major new contracts.  In spite of this, we believe our current backlog is sufficient to achieve at least the low end of our EPS guidance range for 2004,” concluded Pigliucci.

A conference call discussing third quarter 2004 financial results will be publicly available via the Company’s website, at http://www.discoverypartners.com.  The live webcast will begin at 11:00 am Eastern Time, on Tuesday, November 2, 2004.  In addition to the live webcast, replays will be available to the public on Discovery Partners’ website, http://www.discoverypartners.com and by calling (888) 203-1112, access code:  929388 through Tuesday, November 9, 2004.

About Discovery Partners

Discovery Partners International, Inc. offers integrated services, products, and systems that span the drug discovery continuum, including target characterization, targeted and screening-library design and synthesis, high throughput and high content screening, lead generation and optimization, gene expression analysis, and protein crystallization.  Discovery Partners has actively contributed to dozens of drug discovery collaborations.  Discovery Partners is headquartered in San Diego, California and has operations in the United States, Europe and India.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty.  Discovery Partners’ actual results may differ materially from those projected in the forward looking statements due to risks and uncertainties that exist in Discovery Partners’ operations, development efforts and business environment, including whether the Company’s contract with the NIH continues through its four-year term, the mix and timing of revenues from sales of products and services, the establishment of offshore chemistry operations, our ability to establish and maintain collaborations, execute more profitable business and realize operating efficiencies, our ability to achieve expected growth and earnings per share in 2004, the integration of acquired businesses, the trend toward consolidation of the pharmaceutical industry, quarterly sales variability, technological advances by competitors, and other risks and uncertainties more fully described in Discovery Partners’ annual report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission and Discovery Partner’s other SEC reports.  Backlog measures are not defined by GAAP and our measurement of backlog may vary from that used by others.  While we believe that long-term backlog trends serve as a useful metric for assessing the growth prospects for our business, backlog is not a guarantee of future revenues and provides no information about the timing on which future revenue may be recorded.

DISCOVERY PARTNERS INTERNATIONAL, INC.

Selected Consolidated Financial Data

(In Thousands, Except Per Share Amounts)

Consolidated Statement of Operations

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Revenues:
Services	$11,047	$10,665	$33,021	$33,399
Products	1,528	744	4,361	1,962
Total revenues	12,575	11,409	37,382	35,361
Cost of revenues:
Services	5,921	6,359	18,648	21,489
Products	899	523	2,530	1,757
Total cost of revenues	6,820	6,882	21,178	23,246
Gross margin	5,755	4,527	16,204	12,115

Operating expenses:
Research and development	1,291	545	3,084	1,912
Selling, general and administrative	3,723	3,361	10,882	9,862
Restructuring	—	314	—	1,873
Amortization of stock-based compensation	340	178	644	338

Total operating expenses	5,354	4,398	14,610	13,985

Income (loss) from operations	401	129	1,594	(1,870)

Interest income, net	372	437	1,005	1,430
Foreign currency transaction losses, net	12	(44)	21	(50)
Other income (expense), net	(35)	23	(84)	52

Net income (loss)	$750	$545	$2,536	$(438)

Net income (loss) per share, basic	$0.03	$0.02	$0.10	$(0.02)

Weighted average shares outstanding, basic	25,800	24,334	25,170	24,318

Net income (loss) per share, diluted	$0.03	$0.02	$0.10	$(0.02)

Weighted average shares outstanding, diluted	26,863	25,267	26,153	24,318

Summary Balance Sheet

	September 30,	December 31,
	2004	2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,029	$7,846
Short-term investments	71,909	64,728
Accounts receivable, net	11,831	11,875
Inventories, net	3,968	4,148
Prepaid and other current assets	1,593	1,583
Total current assets	96,330	90,180

Restricted cash	1,247	1,197
Property and equipment, net	7,261	8,408
Prepaid royalty, net	5,129	6,035
Patents and license rights, net	2,379	2,621
Other assets, net	931	743
Total assets	$113,277	$109,184

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$4,604	$5,789
Restructuring accrual	430	744
Deferred revenue	1,718	4,306
Total current liabilities	6,752	10,839

Deferred rent	148	98

Stockholders’ Equity:
Common stock	26	25
Common stock issuable	2,657	1,026
Treasury stock	(794)	(776)
Additional paid-in-capital	207,764	201,686
Deferred compensation	(2,533)	(1,055)
Accumulated other comprehensive income	352	972
Accumulated deficit	(101,095)	(103,631)
Total stockholders’ equity	106,377	98,247
Total liabilities and stockholders’ equity	$113,277	$109,184

Statement of Cash Flows

	Three Months Ended	Nine Months Ended
	September 30, 2004	September 30, 2004
	(Unaudited)	(Unaudited)
Net Income	$750	$2,536

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,402	4,181
Amortization of stock-based compensation	230	549
Realized loss on investments	44	147
Impairment loss	58	58
Change in operating assets and liabilities:
Accounts receivable	400	(94)
Inventories	561	181
Other current assets	(37)	(356)
Accounts payable and accrued expenses	33	(1,429)
Restructuring accrual	(105)	(314)
Deferred revenue	(1,745)	(2,552)
Deferred rent	13	50
Restricted cash	(200)	(50)
Net cash provided by operating activities	1,404	2,907

Investing activities:
Purchases of property and equipment	(448)	(1,398)
Other assets	(17)	27
Purchases of patents, license rights and other intangible assets	(22)	(88)
Purchases of short-term investments, net	(908)	(7,941)
Net cash used in investing activities	(1,395)	(9,400)

Financing activities:
Issuance of common stock	249	5,684
Purchase of treasury stock	(18)	(18)
Net cash provided by financing activities	231	5,666
Effect of exchange rate changes	6	10

Net increase (decrease) in cash and cash equivalents	246	(817)

Cash and cash equivalents at beginning of period	6,783	7,846
Cash and cash equivalents at end of period	$7,029	$7,029